Exhibit 10.38

NON-BINDING TERM SHEET

Proprietary and Confidential

Information provided herein is considered “Confidential Information”. By receiving this term sheet (the “Term Sheet”) and any other information related to the contemplated Transaction (defined below), you agree to keep this information confidential and you shall not disclose the information to any third party, other than your representatives that will help you evaluate the Transaction, without the written consent of SFX Holding Corporation and Robert F.X. Sillerman (“Sillerman”), and you agree that you will safeguard the information with the same degree of care that you safeguard your own confidential information, but in any event with no less than reasonable care. You will not use the information in any manner (other than for purposes of evaluating whether to enter into the Transaction) without the prior written consent of Sillerman.

Terms and Conditions

THE TRANSACTION:

SFX Holding Corporation (“SFX”) shall enter into an agreement with I-Motion (“I-Motion”) to acquire Sixty Percent (60%) of the equity interests and/or the assets relating to I-Motion’s business (collectively the “Business”) for a purchase price (the “Purchase Price”) of Twelve Million US Dollars (US $12,000,000), to be paid as described below (such acquisition is herein the “Transaction”).

PURCHASE PRICE:

Upon closing of the Transaction, the Purchase Price shall be satisfied through the payment Eight Million US Dollars (US $8,000,000) in cash and Eight Hundred Thousand (800,000) common shares of the public company.

ADDITIONAL PURCHASE:

SFX shall purchase the remaining 40% of I-Motion not purchased in the Transaction after the end of the 2014 calendar year for an amount equal to forty percent of five and one-half (5.5) times the average of 2013 and 2014. Payment for such purchase would be made two thirds (2/3) in cash and one-third (1/3) in shares of common stock in the public company at the then-current value of the stock.

STRUCTURE:	The parties shall consider such structure or alternative methods for the Transaction to effect an optimal tax position to all parties.

CONDITIONS TO EXECUTION OF A TRANSACTION AGREEMENT AND CONSUMMATION OF THE TRANSACTION:

The following shall be satisfied during a due diligence period of thirty (30) days after execution of this Tern Sheet while preparation of the definitive Transaction Agreement is underway:

(a)                                 satisfactory completion by SFX of a financial, legal and business due diligence investigation of I-Motion, its directors, officers and shareholders, and the assets, as applicable;

(b)                                 entry by Key Employees (as defined in “Management”) into employment agreements on terms mutually acceptable to SFX and the Key Employee(s);

(c)                                  confirmation of good standing of I-Motion in the jurisdiction of formation and other applicable governmental requirements;

(d)                                 satisfaction of all liens, judgments and other encumbrances on I-Motion and its assets, as applicable;

(e)                                  obtaining of all requisite regulatory, administrative, or governmental authorizations and third party consents, if any;

(f)                                   no material adverse changes to I-Motion and its business and financial conditions, subject to customary exceptions;

(g)                                  the truthfulness and completeness of all covenants, representations and warranties contained in the Transaction Agreement; and

(h)                                 approval of the Board of Directors of SFX and approval of the Board of Directors and Shareholders of I-Motion.

If the Transaction proceeds to closing, the closing date shall be no later than thirty (30) days after the execution of the Transaction Agreement, and provide it is contingent on, among other standard items, delivery of good title to the equity interests and/or assets; no material adverse change in the equity interests and/or assets; updated representations and warranty of due diligence materials, to the extent relevant; and delivery of such additional documents or instruments as may be appropriate or required to consummate the transaction as set forth in the Transaction Agreement.

FINANCIAL STATEMENTS:

The closing of any Transaction will be conditioned on receipt of audited financial statements (satisfactory to SFX) for the calendar years 2010 and 2011 (depending on the closing date, we may also need audited financial statements for 2012), as well as interim financial statements through the end of the quarter immediately preceding the closing date and the comparable quarter of the prior year. The financial statements shall comply with the requirements of the United States Securities and Exchange Commission.

MANAGEMENT:

Such employees as SFX and I-Motion shall agree are necessary to the business shall each enter into an employment agreement with SFX, providing for him, her or them to serve as employees of the I-Motion business on mutually acceptable terms and conditions including a term of no less than five (5) years and mutually acceptable salary and discretionary bonuses.

FINANCING:	There shall be no contingency for financing.

PUBLIC DISCLOSURE:

None of the parties or their advisors shall disclose the terms and conditions of this Term Sheet without the consent of each party, provided however that either party shall be entitled to disclose the terms if required pursuant to law or to comply with regulatory requirements deemed reasonably necessary by the party. Each party agrees that the timing and content of any other public disclosure of the Engagement shall not be made without the prior consent of each party.

GOVERNING LAW:

To the extent not inconsistent with Federal Law, the exclusivity and confidentiality provisions of this Term Sheet will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of New York applicable to contracts made and to be performed wholly within the State of New York by residents thereof. Any disputes hereunder shall be resolved pursuant to binding arbitration in New York, New York under the rules of ADR Services. The prevailing party shall be entitled to his or its reasonable attorney’s fees and costs.

CONFIDENTIALITY:

Both parties agree to treat the terms and conditions set forth in this Term Sheet and any information conveyed to the other party in connection herewith confidential and shall not disclose any of such confidential information to any third parties (other than the party’s officers, directors, employees, advisors, lenders, or potential financing sources, or members of SFX or I-Motion who may need to know for the purpose of moving the Transaction forward or as otherwise required to be in compliance with applicable law).

EXCLUSIVITY:

In order to induce SFX to commit the resources and incur the legal, accounting and incidental expenses necessary to properly evaluate the Transaction, I-Motion agrees that until the earlier of (a) the end of the sixty (60) day period beginning on the date of its execution of a counterpart of this Term Sheet, or (b) such time as SFX and I-Motion mutually agree to discontinue discussions of the Transaction (the “Exclusivity Period”), I-Motion will not, and will not permit any of its directors, shareholders, affiliates, employees or other .advisors or agents, to (1) solicit, initiate or encourage (including by way of furnishing confidential information concerning I-Motion to any party) the submission of inquiries, proposals or offers from any person, corporation or other entity (other than SFX and its respective affiliates), relating to any acquisition or purchase of all or a significant portion of the assets or equity interests of I-Motion or any of its subsidiaries relating to the Business, or any merger, business combination or joint venture involving I-Motion or any of its subsidiaries (each, a “Competing Transaction”); (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with, a possible Competing Transaction; and (iii) enter into (or commit to enter into) any agreement with respect to, or consummate, a Competing Transaction. I-Motion agrees that it shall immediately cease any existing discussions or negotiations with any party (other than SFX or its affiliates) that relate to, or may reasonably be expected to lead to, any Competing Transaction. I-Motion hereby agrees to inform SFX in the event it receives any inquiries or offers for a Competing Transaction during the Exclusivity Period immediately upon receipt of such an inquiry or offer and provide the details of the inquiry or offer; provided, however, that in no event shall SFX be required to provide the identity of the party involved.

CONDITIONS:	The negotiation and execution of definitive documents

TERMINATION:

Either party may terminate this Term Sheet by delivering written notice thereof to the other party; provided, that any such termination shall have no effect on the Exclusivity or Confidentiality provisions.

Except for the Exclusivity and Confidentiality provisions of this Term Sheet, which shall be binding on the parties hereto, the other provisions of this term sheet are for discussion purposes only and neither party is bound to the terms set forth herein. The parties acknowledge that there is no agreement, arrangement, or understanding and this is a preliminary outline only, except for Exclusivity and Confidentiality.

Signatures on following page

ACKNOWLEDGED AND AGREED:

I-MOTION

By:	/s/ Nikolaus Schar

Name:	Nikolaus Schar

Title:	CEO

SFX HOLDING CORPORATION

By:	/s/ Robert F.X. Sillerman

Name:	Robert F.X. Sillerman

Title:	President